Exhibit 10.8
PORTIONS OF THIS EXHIBIT DENOTED WITH THREE ASTERISKS (***) HAVE BEEN
OMITTED AND WILL BE SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT
WITH THE SECURITIES AND EXCHANGE COMMISSION.
CHIP AND PULPLOG SUPPLY AGREEMENT
BETWEEN
NORSKECANADA
AND
TEAL-JONES GROUP
July 1, 2004

TABLE OF CONTENTS

1. INTERPRETATION	1
1.1. Definitions	1
1.2. Currency	4
1.3. References	4
1.4. Construction	4
1.5. Governing Law	4
2. FIBRE COMMITMENT	4
2.1. Committed Volume	4
2.2. Log for Chip Exchange	5
2.3. Exchange Ratio	5
2.4. Term	5
2.5. Relationship with Prior Agreements	5
3. PRODUCTION CONSIDERATIONS AND PRIORITIES	6
3.1. Anticipated Volume	6
3.2. Changes in Anticipated Volume	6
3.3. Chip Production Priorities	7
3.4. Adjustments and Shortfalls	7
3.5. First Rights Transactions	8
3.6. Custom Cutting at Other Locations	8
4. PRICE AND PAYMENT FOR CHIPS	8
4.1. Chip Price	8
4.2. Payment	8
4.3. Production Costs	8
5. CHIP MEASUREMENT, TESTING AND SPECIFICATIONS	9
5.1. Optimization of Chip Quality	9
5.2. Measurement of Volume	9
5.3. Application	9
5.4. Classification Tests	9
5.5. Variation of Chip Specifications	9
5.6. Inspection of Testing	9
5.7. Rejection of Individual Loads	10
5.8. Costs of Disposal	10
5.9. No Waiver	10
5.10. Prompt Inspection	10
5.11. Time for Dispute	10
6. DELIVERY OF CHIPS	10
6.1. Loading Facilities	10
6.2. Current Manufacture	10
6.3. Rate of Delivery	11
6.4. Transportation	11
6.5. Seller Responsibilities	11
6.6. Species Segregation	12
7. PRICE AND PAYMENT FOR PULPLOGS	12
7.1. Pulplog Price	12
7.2. Dispute of Purchase Price	12
7.3. Payment	13
7.4. Vancouver Log Market	13
7.5. Custom Chipping of Buyer’s Logs	13
8. PULPLOG SALE PROCEDURES	13
8.1. Notice of Availability	13

i

8.2. Inspection and Acceptance	13
8.3. Agreement on Price	14
8.4. Deemed Refusal	14
8.5. Use of Telephone	14
8.6. Delivery of Pulplogs	14
8.7. Availability	14
8.8. Costs up to Delivery	14
8.9. Boomsticks	14
8.10. Boomgear Deposit	15
8.11. Pulplog Specifications	15
8.12. Scaling	15
8.13. Checkscaling	15
8.14. Condition of Parcels	16
8.15. Log Sale Practices	16
9. TITLE AND RISK	16
9.1. Title	16
10. COVENANTS	16
10.1. Covenants of Buyer	16
10.2. Covenants of Seller	17
10.3. Certificate of Officer	17
11. DEFAULT	18
11.1. Event of Default	18
11.2. Remedies	18
11.3. Consequential Damages	18
12. DISPOSITIONS	18
12.1. Dispositions by Seller	18
12.2. Material Part	19
12.3. Lender Status	20
12.4. Breach	20
12.5. Release of Seller	20
12.6. Assignment by Buyer	20
13. FORCE MAJEURE AND CURTAILMENT	21
13.1. Affecting Buyer	21
13.2. Market Conditions	21
13.3. Proportionate Curtailment	21
13.4. No Cumulative Obligation	22
13.5. Alternative Disposition	22
13.6. Credit to Volume Commitments (Buyer Curtailment)	22
13.7. Affecting Seller	23
13.8. Credit to Volume Commitments (Seller Curtailment)	23
13.9. Advance Warning	24
14. ARBITRATION	24
14.1. Arbitration	24
14.2. Timely Decisions	24
14.3. Period of Exclusivity	24
15. MISCELLANEOUS	25
15.1. Custom Cutting	25
15.2. Custom Chipping	25
15.3. Hog Fuel	25
15.4. Sawdust	25
15.5. Periodic Review	25

ii

16. GENERAL	26
16.1. Maintenance of Records	26
16.2. No Other Representations	26
16.3. Waiver and Consent	26
16.4. Amendments	27
16.5. Notices	27
16.6. Time	27
16.7. Further Assurances	27
16.8. Confidentiality	28
16.9. Enurement	28

iii

CHIP AND PULPLOG SUPPLY AGREEMENT
THIS AGREEMENT made as of the 1st day of July, 2004,
BETWEEN:
NORSKE SKOG CANADA LIMITED, 16th Floor, 250 Howe Street, Vancouver, British Columbia as managing partner for and on behalf of NORSKECANADA, a general partnership of NORSKE SKOG CANADA LIMITED and NORSKE SKOG CANADA PULP OPERATIONS LIMITED
(“Buyer”)
AND:
TEAL-JONES GROUP, 17898 Triggs Road, Surrey, British Columbia, a general partnership of TEAL CEDAR PRODUCTS LTD. and COLUMBIA RIVER SHAKE & SHINGLE LTD.
(“Seller”)
WHEREAS:
A.
In 1993, predecessors to Seller and/or its Affiliates acquired the Boston Bar sawmill facility and associated timber tenures from Fletcher Challenge Canada Limited (a predecessor to Buyer and entered into various fibre supply agreements, including an agreement (the “Boston Bar Agreement”) entitled “Chip and Pulplog Supply Agreement (Boston Bar Operation)” and an agreement (the “Pitt Lake Agreement”) entitled the “Stag/Pitt Lake Fibre Supply Agreement” for the sale of wood chips and pulplogs to Fletcher Challenge Canada Limited in order for it to maintain the ability to utilize the wood chips and pulplogs produced from that sawmill and associated timber tenures;

B.
Buyer and Seller are the current parties to the Boston Bar Agreement and Pitt Lake Agreement and have agreed to enter into this Agreement to replace the wood chip and pulplog supply arrangements under the Boston Bar Agreement and Pitt Lake Agreement with a more workable arrangement having regard to the closure of the Boston Bar sawmill and the start up of Seller’s new small log mill;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants hereafter set out, the parties agree as follows:
1.	INTERPRETATION

1.1.	Definitions
In this Agreement:
(a)
“Affiliate” means with respect to any party, an affiliate of the party (or a partner of the party) within the meaning of the Business Corporations Act (British Columbia), a joint venture in which that party holds at least a one-half interest and a corporation where the shares thereof carrying at least one-half of the votes for the election of directors are held for the benefit of that party;

(b)	“Business Day” means a day that is not a Saturday, Sunday or statutory holiday in British Columbia;
(c)	“Chip Specifications” means the specifications for Chips set out in Schedule A as varied from time to time pursuant to Section 5.5;
(d)	“Chips” means coniferous wood chips produced as a by-product of wood manufacturing but excluding pulpwood chips produced from whole-log chipping;
(e)
“Coast Chip Price” means, for a Fiscal Quarter, a price equal to the most common open-market price actually paid per Volumetric Unit of Chips during that Fiscal Quarter, on an F.O.B. scow ( at seller’s mill located in the southern coastal region of British Columbia) basis or equivalent, by pulp mills located in the southern coastal region of British Columbia for their own consumption under arm’s length long term contracts (being contracts that have a term of not less than one year or that have an indefinite term and have been in force, in substantially the same form and on substantially the same terms, for not less than one year) for volumes, specifications, quality and species of Chips similar to those being sold under this Agreement during the terms of such long term contracts calculated on a net-to-seller basis, including the deduction of any portion of such price attributable to the transportation of such Chips to the purchaser’s mill, which was, in the 3rd Fiscal Quarter of 2004:

(i)	(***) Volumetric Unit of hemlock Chips;

(ii)	(***) Volumetric Unit of Douglas fir Chips; and

(iii)	(***) Volumetric Unit of cedar Chips;
(f)	“Contract Year” means a calendar year;
(g)
“First Rights Agreement” means the agreement entitled “First Rights Agreement” dated April 5, 1993 among Fletcher Challenge Canada Limited (as assigned and assumed by Buyer) and Columbia River Shake & Shingle Ltd. and J.S. Jones Holdings Ltd., J.S. Jones Timber Ltd., Teal Cedar Products (1977) Ltd. and Teal Cedar Products Ltd (the rights and obligations of Columbia River Shake & Shingle Ltd. and Teal Cedar Products Ltd. thereunder having been assumed by Seller);

(h)	“Fiscal Quarter” means any of the four calendar quarters;

(i)	“fully loaded” means, with respect to a scow, that the scow has been loaded:
(i)	in accordance with loading instructions supplied from time to time by Buyer;
(ii)
by gravity to its capacity with Chips in a manner that will minimize voids and air spaces and as well achieve the maximum degree of density of Chips for such scow as is usually achieved by proper loading of Chips; and

(iii)	following the limitations that a prudent person exercising reasonable care would observe; and
trimmed in such a manner as will cause it to remain in a seaworthy condition throughout its voyage to its destination in the judgment of the master of the vessel of the towing agent;
(j)	“m3” means a cubic metre of logs, British Columbia metric scale as determined under the Forest Act (British Columbia) and, with respect to Chips, also means the solid wood equivalent;
(k)
“Major Dispute” means a dispute with respect to a breach, or anticipated breach, of this Agreement that would result in the suffering of harm by a party for which that party could not adequately be compensated by a monetary award;

(l)
“Mills” means the Elk Falls pulp and paper mill, Crofton pulp and paper mill, Powell River paper mill and Port Alberni paper mill and any other pulp and/or paper mills designated from time to time by Buyer by notice to Seller that are owned by any or all of Buyer an Affiliate of Buyer and a purchaser of any material interest in any of the foregoing mills that is an assignee of an interest in this Agreement and “Mill” means any one of them;

(m)	“Parcel” means a raft, boom, bag, barge, bundle, group of bundles or other grouping of logs commonly offered for sale as a unit;
(n)	“Point of Sale” means a suitable water storage area for Parcels of Pulplogs located at one of the following locations:
(i)	in Howe Sound in the vicinity of Gambier Island; or
(ii)	at a point on the Fraser River between the mouth of the north arm and the location of the Stag Mill at the date of this Agreement; or
(iii)	such other location that the parties may agree upon;
(o)	“Pulplog” means a log which is described as a pulplog in Part II of Schedule A;
(p)	“Pulplog Specifications” means the specifications for pulplogs set out in Schedule B;
(q)	“Seller’s Facilities” means:
(i)	the Small Log Mill and the Stag Mill; and
(ii)	such other facilities, operations and interests as the parties may agree;
(r)
“Small Log Mill” means the small log sawmill currently owned by Seller or an Affiliate of Seller located at 17897 Triggs Road, Surrey, British Columbia and any additions to, or substitutions or replacements for, that sawmill;

(s)	“Stag Mill” means the sawmill facility currently owned by Seller located at 17835 Triggs Road, Surrey, British Columbia and any additions to, or substitutions or replacements to that sawmill facility;
(t)
“Timber Tenures” means Forest Licence A18699, Forest Licence A19201 and Timber Licence T0822 and any subdivisions of such licences, successor licences resulting from consolidations of all or any of such licences and any replacements for, supplements to, or substitutes for, such forest tenures; and

(u)	“Vancouver Log Market Price” means, with respect to a Parcel of logs, the fair market value of such Parcel of logs determined with reference to:
(i)	the volume, type and quality of logs included in the Parcel;
(ii)
the competitive prices for equivalent volumes of logs of the volume, type and quality that are to be purchased prevailing in the Vancouver log market at such time without regard to non-arm’s length sales, distress sales or sales for export from British Columbia; and

(v)	“Volumetric Unit” means 200 cubic feet of Chips as compacted in a scow when fully loaded or 2.039 m3 of solid wood equivalent of Chips.
1.2.	Currency

All dollar amounts referred to in this Agreement are Canadian dollars.

1.3.	References

References to the singular or masculine used in this Agreement will be deemed to include references to the plural, feminine or body corporate as the context may require.

1.4.	Construction

The division of this Agreement into articles and the insertion of headings are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.

1.5.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

2.	FIBRE COMMITMENT

2.1.	Committed Volume

Seller will sell to Buyer and Buyer will purchase from Seller in each Contract Year during the term of this Agreement in accordance with and subject to the terms and conditions of this Agreement:
(a)	(***) Volumetric Units of Chips produced from the Stag Mill;

(b)	(***) Volumetric Units of Chips produced from the Small Log Mill; and

(c)	(***) Pulplogs harvested by or on behalf of Seller from the Timber Tenures;
in each case free and clear of all liens, charges, encumbrances and third party rights.
2.2.	Log for Chip Exchange
In addition to the commitment in Section 2.1, Seller will deliver to Buyer, and Buyer will, subject to force majeure and curtailment rights, purchase from Seller all Chips produced from the Stag Mill in excess of those to be sold to Buyer under Section 2.1(a) subject to the condition that Buyer sell, or arrange for third party log sellers to sell, to Seller, upon the terms and conditions referenced in Schedule C, (***) of sawlogs for every Volumetric Unit of Chips sold to Buyer under this Section 2.2. Buyer will offer, or arrange for third party log sellers to offer, such volumes of sawlogs to Seller as will permit such sales, but this sawlog for Chip exchange is subject to the availability to Buyer of sawlogs for exchange.
In purchasing sawlogs from third parties to exchange for Chips under this Section, Buyer will endeavour not to purchase sawlogs that, based on Buyer’s assessment acting reasonably, would otherwise be available to Seller for purchase from that third party source.
2.3.	Exchange Ratio
The sawlog/Chip exchange ratio applicable under Section 2.2 is intended to substantially represent a general industry norm for sawlog/Chip exchanges having terms of at least five years and for similar volumes of Chips. Either party may, by giving notice to the other party, cause a review of the ratio to occur every five years if the party believes that the ratio then in effect does not substantially represent the prevailing industry norm. If the parties, using reasonable effort and acting bona fide, are unable to reach agreement on the ratio in a timely manner, the issue will be referable to arbitration.
2.4.	Term
The term of this Agreement shall continue in effect until terminated by Buyer by notice to Seller to that effect on a date specified in such notice that is not less than 24 months from the date of such notice or until terminated by a party pursuant to Section 11.2.
2.5.	Relationship with Prior Agreements
The parties acknowledge and agree that this Agreement replaces and consolidates the Boston Bar Agreement and the Pitt Lake Agreement effective July 1, 2004 and in particular:
(a)
the commitment for the purchase and sale of (***) Volumetric Units of Chips from the Stag Mill under Subsection 2.1(a) replaces the commitment for the purchase and sale of “Stag Lumber Chips” pursuant to the Pitt Lake Agreement;

(b)
the commitment for the purchase and sale of (***) Volumetric Units of Chips from the Small Log Mill under Subsection 2.1(b) replaces the commitment for the purchase and sale of “Boston Bar Chips” pursuant to the Boston Bar Agreement;

(c)
the commitment for the purchase and sale of Pulplogs produced from the Timber Tenures under Subsection 2.1(c) replaces the commitment for the purchase and sale of “Boston Bar Pulplogs” under the Boston Bar Agreement and “Pitt Lake Pulplogs” under the Pitt Lake Agreement; and

(d)	for the purposes of the First Rights Agreement:
(i)	the reference to the term of the Boston Bar Agreement in the First Rights Agreement shall be considered to be a reference to the term of this Agreement; and
(ii)	this Agreement constitutes a “Supply Agreement” under the First Rights Agreement in replacement of the Boston Bar Agreement and the Pitt Lake Agreement.
3.	PRODUCTION CONSIDERATIONS AND PRIORITIES

3.1.	Anticipated Volume
Not later than January 31st of each Contract Year:
(a)
Seller will provide to Buyer a schedule of the anticipated production for the Contract Year, of Chips from the Stag Mill and Small Log Mill and Pulplogs for the Contract Year, including an estimate of species breakdown and monthly production; and

(b)
Buyer will provide to Seller with an estimate of the anticipated volume of sawlogs that will be made available to Seller during the Contract Year under Section 2.2, including an estimate of species breakdown.

3.2.	Changes in Anticipated Volume
If at any time after a schedule has been provided in respect of a Contract Year, there is any change or anticipated change to the information stated in the applicable schedule for the balance of such Contract Year which could change the volume of Chips or Pulplogs available for delivery to Buyer for that Contract Year by more than 10 percent from the volume stated in the most recent schedule delivered under Section 3.1 or this Section, then Seller will promptly provide Buyer with a revised schedule in respect of the balance of such Contract Year. If there is any change or anticipated change in the volume of sawlogs that will be made available to Seller under Section 2.2 for the balance of a Contract Year by more than 10 percent from the volume contained in the most recent estimate, Buyer will promptly provide Seller with a revised estimate of the anticipated volume for the balance of such Contract Year.

3.3.	Chip Production Priorities
The parties acknowledge and agree that the following priorities will apply with respect to Chips produced at the Stag Mill and Small Log Mill in any Contract Year:
(a)	with respect to Chips produced from the Stag Mill:
(i)
Buyer’s right to purchase (***) Volumetric Units of Chips from the Stag Mill under Subsection 2.1 (a) of this Agreement will be in priority to any sale of Chips from the Stag Mill to third parties and any sale of Chips to Buyer under Section 2.2;

(ii)	any Chips produced from the Stag Mill which are not sold to Buyer under Subsection 2.1(a) or Section 2.2 will be subject to the First Rights Agreement;
(b)	with respect to Chips produced from the Small Log Mill:
(i)
Buyer’s right to purchase (***) Volumetric Units of Chips from the Small Log Mill under Subsection 2.1(b) will be in priority to any sale of Chips from the Small Log Mill to third parties, including without limitation any delivery of Chips pursuant to Seller’s chip delivery obligations with TimberWest Forest Limited described in paragraph 3.3(b)(ii);

(ii)
a volume of Chips of up to the volume of Chips derived from applying the chip recovery factor of the Small Log Mill to 1/3 of the actual harvest of Tree Farm Licence 46 may be delivered to Buyer to the extent necessary to permit Seller to comply with its chip delivery obligations to TimberWest Forest Limited;

(iii)
any Chips produced from the Small Log Mill which are not sold to Buyer under Subsection 2.1(b) or the subject of the Chip delivery arrangements referenced in paragraph 3.3(b) (ii) will be subject to the First Rights Agreement.

3.4.	Adjustments and Shortfalls
Any difference between the volume of Chips the Buyer is entitled to receive under Sections 2.1 and 2.2 in any Contract Year or the volume of sawlogs Seller is entitled to receive under Section 2.2 in any Contract Year and the actual volume they receive in the Contract Year due to timing differences in Chip deliveries and sawlog deliveries will be carried forward into the following Contract Year subject to the following:
(a)
if there is a shortfall in the volume of Chips to be delivered from the Stag Mill under Section 2.2, the shortfall will be made up in the following Contract Year with additional Chips from the Stag Mill; and

(b)
Seller may make up any shortfall in volumes of Chips to be delivered from the Stag Mill under Section 2.1 with additional Chips from the Small Log Mill and Seller may make up any shortfall in volumes of chips to be delivered from the Small Log Mill under Section 2.1 with additional Chips from the Stag Mill;

but offers of sawlogs under Section 2.2 will not be required for Chips from the Stag Mill which are used to make up shortfalls under this Section.

3.5.	First Rights Transactions
To the greatest extent reasonably possible, Seller will endeavour to have any sales to third parties of Chips produced from the Stag Mill or Small Log Mill permitted by the First Rights Agreement maximize the content of Douglas fir chips. If after complying with the First Rights Agreement, Seller agrees to sell a volume of hemlock Chips produced from the Small Log Mill to a third party, Seller will, prior to delivering such hemlock Chips to the third party, advise Buyer of its intention to do so and Buyer will have a period of 5 Business Days from the receipt of such notice to require that Seller deliver all or part of that volume of hemlock Chips to Buyer in substitution for an equivalent volume of hemlock Chips that Buyer is otherwise entitled to receive from the Stag Mill pursuant to this Agreement as long as the terms of sale to the third party do not prohibit such substitution.
3.6.	Custom Cutting at Other Locations
Seller shall not be entitled to deliver Chips produced from custom cutting its logs at facilities which are not Seller’s Facilities as part of the volume of Chips to be delivered to Buyer under this Agreement except to the extent that Seller needs to deliver Chips produced from such custom cutting in order to make up a shortfall in the volumes of Chips Seller is required to deliver to Buyer under Subsections 2.1(a) or (b) or unless Buyer consents thereto.
4.	PRICE AND PAYMENT FOR CHIPS
4.1.	Chip Price
Except as otherwise expressly provided in this Agreement, the price payable by Buyer to Seller for Chips purchased by Buyer under this Agreement will be the Coast Chip Price for the Fiscal Quarter in which such Chips are delivered to Buyer in accordance with this Agreement.
4.2.	Payment
Buyer will pay to Seller, not later than the 15th day of each month, or if that day is not a Business Day, the next Business Day, the applicable purchase price for all Chips delivered to and purchased by Buyer during the immediately preceding month.
4.3.	Production Costs
Seller will be responsible for all costs associated with the production, movement and delivery up to the time of transfer of title described in Section 10.1 of all Chips sold pursuant to this Agreement including the acquisition, debarking and sawing of logs and chipping, screening and loading of Chips but excluding demurrage and other transportation charges relating to Buyer’s obligations under Section 6.4.

5.	CHIP MEASUREMENT, TESTING AND SPECIFICATIONS

5.1.	Optimization of Chip Quality
Seller will:
(a)
maintain all barking, chipping and screening equipment at the Seller’s Facilities in good operating condition at all times, including replacement and repair of equipment as necessary, in order to produce Chips conforming to the Chip Specifications;

(b)	maintain the chipper knives, faceplates, knife holders and anvils at the Seller’s Facilities in such a condition as to produce cleanly-cut Chips; and
(c)	otherwise use all reasonable efforts in the barking of logs and the manufacture and screening of Chips to ensure that the Chip Specifications are met.
5.2.	Measurement of Volume
Buyer will engage a qualified independent testing firm that is used by major Chip purchasers in British Columbia to determine all measurements of the volume of Chips delivered by scow under this Agreement, and the determination of such firm will be final and binding on the parties. All costs incurred in connection with such calculations and measurements will be borne equally by the parties.
5.3.	Application
The Chip Specifications and the procedures set forth in this Article for monitoring compliance with and measuring deviation from Chip Specifications and species mix requirements will apply to all Chips to which this Agreement applies.
5.4.	Classification Tests
Buyer will conduct the necessary and appropriate classification tests according to procedures generally employed in the British Columbia pulp industry in order to determine whether Chips delivered under this Agreement conform to the Chip Specifications and comply with species mix requirements.
5.5.	Variation of Chip Specifications
If Buyer wishes to vary any or all of the Chip Specifications from time to time in accordance with industry standards after the date of this Agreement as required to meet its production requirements it will give to Seller notice of such required variation whereupon Seller will use commercially reasonable efforts, at Seller’s expense (operating and capital), to ensure that it produces Chips meeting the revised Chip Specifications within a reasonable time.
5.6.	Inspection of Testing
Seller may, at any reasonable time, inspect and evaluate Buyer’s testing procedures and practices. If Seller discovers any material error in Buyer’s testing procedures and practices, Buyer will make such changes as are necessary in order that such procedures and practices conform to those generally employed in the British Columbia pulp industry.

5.7.	Rejection of Individual Loads
In recognition that an individual scow load of Chips that fails to conform to the applicable Chip Specifications or species mix requirements may cause handling, production or quality problems in the manufacture of pulp or paper, if any individual scow load of Chips that is sampled fails to conform to the Chip Specifications or species mix requirements Buyer may reject such scow load and will immediately notify Seller of the rejection.
5.8.	Costs of Disposal
All original transportation and barge hire costs related to rejected Chips and all costs of disposal of rejected Chips will be for the account of Seller.
5.9.	No Waiver
Failure to reject a scow load that fails to meet the Chip Specifications or species mix requirements will not constitute a waiver of Buyer’s right to reject future scow loads or any other rights of Buyer under this Agreement.
5.10.	Prompt Inspection
Buyer will inspect and test Chips promptly at the supplying facility, the receiving Mill or other customary place of inspection in order to determine whether to accept or reject such Chips.
5.11.	Time for Dispute
Buyer will retain and make available for inspection by Seller samples of any Chips rejected under this Article for a period of not less than two Business Days after the day that Seller is notified of the rejection and Seller may, at any time before the end of such period inspect such samples during normal business hours. Seller may, at any time before the end of the fifth Business Day after the day that Seller is notified of the rejection but not thereafter, give notice to Buyer that Seller disputes such rejection whereupon the dispute resolution provision contained in this Agreement will apply.
6.	DELIVERY OF CHIPS
6.1.	Loading Facilities
Seller will, at all times, maintain or cause to be maintained in good condition and working order at each of the Seller’s Facilities and at any other facility from with Seller delivers Chips to Buyer under this Agreement, loading facilities suitable for loading scows of the type and capacity used by Buyer.
6.2.	Current Manufacture
Seller will use all commercially reasonable efforts to ensure that Chips to be sold hereunder are made available for loading as manufactured and will not include any Chips that have been stockpiled, except Chips that are piled as a result of normal loading practices or as provided in Subsection 13.5.

6.3.	Rate of Delivery
So far as is reasonably practicable, Seller will make Chips available for delivery to Buyer, and Buyer will accept and arrange for the removal of such Chips, on a regular and even basis throughout each Contract Year.
6.4.	Transportation
Buyer will be responsible for transporting Chips from the Seller’s Facility at which the Chips were produced and will arrange to supply scows on an even and regular basis for such purpose.
6.5.	Seller Responsibilities
Seller will:
(a)	in loading scows for delivery to Buyer, ensure that Chips produced from different species of wood are not mixed except that:
(i)
unless Buyer notifies Seller pursuant to section 6.6, amabilis fir and hemlock may be mixed, Englemann spruce, lodgepole pine and subalpine fir may be mixed and ponderosa pine and interior Douglas fir may be mixed; and

(ii)	if Seller’s production schedule permits, sitka spruce will not be mixed with any other species, but if not, sitka spruce may be mixed with loads of hemlock Chips from the Stag Mill;
(b)	if any species are mixed in a load as permitted hereby, promptly, if required, notify Buyer of the approximate percentage of each species in the load before delivery to Buyer;
(c)
as soon as reasonably possible take the necessary steps to modify the chip handling equipment and procedures at the Stag Mill and Small Log Mill in order to keep Chips produced from the Stag Mill, Small Log Mill and Seller’s other facilities segregated from each other;

(d)
be responsible for moving scows delivered by Buyer between moorings and the Chip loading facility and for any loss or damage to such scows, whether loaded with Chips or empty, from the time a scow is secured to its moorings until the master of a tug owned or operated by Buyer’s towing agent has placed a line aboard such scow with the intention of removing it from its moorings, except that Seller will not be responsible for any loaded scow:

(i)	48 hours after Buyer’s towing agent has been notified that such scow is fully loaded; or
(ii)	if the scow is not seaworthy and such unseaworthiness is not caused or contributed to by the negligence of Seller;

(e)
in the event Buyer’s towing agent provides Seller with an empty scow previously used for carrying any material that may contaminate Chips, Seller will clean such scow before loading with Chips and Seller may bill Buyer for its actual out-of-pocket costs of cleaning, and Buyer agrees to pay Seller therefor promptly upon verification of the billing; and

(f)
cause empty scows delivered by Buyer to be loaded within 72 hours of delivery and will indemnify Buyer for demurrage and any other costs or charges incurred by Buyer as a result of any delay beyond such period;

(g)	cause each scow delivered by Buyer to be fully loaded, to the capacity for which Buyer is able to secure insurance;
(h)	notify Buyer’s towing agent as soon as possible of completion of loading of each scow and of the time that each scow will be available for towing;
(i)
indemnify Buyer against all claims, demands, action and causes of action made against Buyer, including added transportation costs, demurrage and freight charges, as a result of the spillage or loss of Chips caused by improper loading of Chips into scows.

6.6.	Species Segregation
Buyer may give Seller a notice that Buyer requires a segregation of species (a “New Species Segregation”) that is different than that described in Subsection 6.5(b) at any time that:
(a)	substantial volumes of Chips are being sold and purchased in the southern coastal region of British Columbia in a manner consistent with the New Species Segregation;
(b)
substantial volumes of Chips produced by Seller or its Affiliates, other than the Chips being sold to Buyer under this Agreement, are being sold and purchased from Seller’s Facilities or other facilities owned by Seller or its Affiliates in a manner consistent with the New Species Segregation;

and when such a notice is given Seller will use commercially reasonable efforts to deliver Chips to Buyer in a manner consistent with the New Species Segregation.
7.	PRICE AND PAYMENT FOR PULPLOGS
7.1.	Pulplog Price
The purchase price for each Parcel of Pulplogs purchased by Buyer under this Agreement will be the Vancouver Log Market Price of such Parcel at the time such Parcel is offered for sale hereunder calculated on a F.O.B. Point of Sale basis.
7.2.	Dispute of Purchase Price
If Buyer disputes the price stipulated by Seller for any Parcel of Pulplogs offered for sale under this Agreement, Buyer will notify Seller of the dispute before the end of the period described in Section 8.2, and the dispute will be referred to arbitration under this Agreement for determination, and the period described in Section 8.2 will be extended as necessary to permit completion of the arbitration process.

7.3.	Payment
Buyer will pay Seller, not later than the 15th day of each month, or if such day is not a Business Day, the next Business Day, the purchase price for Pulplogs invoiced and accepted in the preceding month.
7.4.	Vancouver Log Market
If a material change occurs in respect of the Vancouver Log Market to an extent that renders such market an unreliable indicator of the fair market value of logs traditionally purchased and sold thereon, the parties will use all reasonable efforts to agree upon a different pricing basis for Pulplogs that more closely conforms with their mutual intentions in entering into this Agreement, and failing such agreement the different pricing basis will be determined by arbitration.
7.5.	Custom Chipping of Buyer’s Logs
If Seller, in its discretion, wishes to custom chip logs at Seller’s whole log chipping facility from time to time, Seller will first offer such chipping capacity to Buyer at current industry rates in priority to third parties. If Buyer does not accept such offer, Seller may custom chip logs for third parties.
8.	PULPLOG SALE PROCEDURES
8.1.	Notice of Availability
Seller will promptly advise Buyer of:
(a)	the availability of Pulplogs for delivery and sale under this Agreement including the Point of Sale;
(b)	the volume, species and specifications of Pulplogs in each Parcel of Pulplogs offered for sale;
(c)	the location of such Parcels; and
(d) the proposed selling price for such Parcels.
8.2.	Inspection and Acceptance
Buyer will be entitled to inspect any Parcels of Pulplogs made available for delivery and sale hereunder at the place of delivery of such Pulplogs and if such Pulplogs meet the Pulplog Specifications and such sale otherwise would comply with the terms and conditions of this Agreement, Buyer will, not more than 15 Business Days after receipt of advice under Section 8.1, accept such Parcel.

8.3.	Agreement on Price
The parties will, in respect of any Pulplogs purchased or sold hereunder, use reasonable efforts to reach agreement upon the purchase price for such Pulplogs before the end of the period described in Section 8.2, but if agreement is not reached Section 7.2 will apply.
8.4.	Deemed Refusal
Subject to Section 7.2, if Seller does not receive either a confirmation of acceptance or rejection of any Pulplogs that are made available for delivery and sale hereunder, or part thereof, within the time period stipulated in section 8.2, Buyer will be deemed to have accepted such offer.
8.5.	Use of Telephone
Notwithstanding Section 16.5, advice of availability of Pulplogs under this Agreement, and an acceptance or rejection thereof, may be communicated by telephone, facsimile or e-mail.
8.6.	Delivery of Pulplogs
The parties may agree on any location for delivery of Pulplogs and the price paid for such Pulplogs will be adjusted for the cost of delivery to the nearest Point of Sale. No adjustment will apply for Pulplogs delivered at a Point of Sale which will be the delivery point for Pulplogs unless otherwise agreed. Buyer will take delivery of Pulplogs which it agrees to purchase under this Agreement at a Point of Sale or other place of delivery as the parties may agree within 15 Business Days after the date of receipt of advice under Section 8.1.
8.7.	Availability
To the extent that its logging operations permit, Seller will offer Parcels of Pulplogs representing a reasonable cross-section of size, species and quality produced by Seller from the Timber Tenures and in the order of time of harvest in a regular and systematic manner during each Contract Year.
8.8.	Costs up to Delivery
Seller will be responsible for the payment of all stumpage, royalty and other charges against the title of Pulplogs sold by it, and all transportation and other costs incurred in order to deliver such Pulplogs to the Point of Sale.
8.9.	Boomsticks
Boomsticks will be provided by Seller for each Parcel of Pulplogs sold under this Agreement and Buyer will purchase such boomsticks at their fair market value concurrently with payment of the purchase price for such Parcel of Pulplogs.

8.10.	Boomgear Deposit
Buyer will comply with boomgear deposit and return practices and procedures, in accordance with generally accepted industry practices, in effect at the time.
8.11.	Pulplog Specifications
All Pulplogs, and all Parcels of Pulplogs, to which this Agreement applies will conform to the Pulplog Specifications.
8.12.	Scaling
Scaling will be done in accordance with the Ministry of Forests’ applicable policies and industry standards and scaling expenses will be shared equally by the parties.
8.13.	Checkscaling
If either party disputes the result of a scaling of a Parcel conducted under Section 8.12, it may cause a checkscaling to occur in accordance with the following provisions, the result of which will be binding on the parties and not subject to arbitration hereunder:
(a)
such party (the “Disputing Party”) will notify the other party, before the Parcel is broken down or dewatered, of its intention to cause a checkscaling, and will name one independent, licensed scaler to perform the checkscaling;

(b)
within 2 Business Days after the date of receipt of such notice, the other party will, by notice to the Disputing Party, name one independent, licensed scaler to also perform a checkscaling, failing which the checkscaling will be performed by the scaler named by the Disputing Party;

(c)	each party will take all reasonable steps to ensure that the checkscaling is carried out in a prompt and efficient manner;
(d)	each party may inspect the Parcel before breakdown or dewatering to determine if losses occurred during transportation or handling as well as inspect checkscaling and log handling practices;
(e)	any logs not conforming to the Pulplog Specifications will be deemed to have no value for the purposes of determining a value with reference to a checkscale;
(f)
if the value determined with reference to any checkscale (the average of the two checkscales or, if only one scaler was named, the result of the single checkscale) does not differ by more than 3% of the value determined with reference to the original scale, excluding boomsticks and gear in both cases, no adjustment will be made and all expenses incurred relating to the checkscale, including towing, handling and scaling, will be paid by the Disputing Party;

(g)
if Subsection 8.13(f) does not apply, the value determined with reference to the original scale will be adjusted to equal the average of the two checkscales or, if only one scaler was named, to equal the single checkscale, and the checkscale expenses described in Subsection 8.13(f) will be shared equally by the parties.

8.14.	Condition of Parcels
All Pulplogs delivered by Seller to Buyer hereunder will be properly and securely bundled in intact Parcels which are fit for safe coastal towing.
8.15.	Log Sale Practices
Except as expressly varied herein, the sale of Pulplogs under this Agreement will be in accordance with generally accepted log sales practices.
9.	TITLE AND RISK
9.1.	Title
Delivery of Chips and Pulplogs to Buyer under this Agreement shall be deemed to have been completed, and title to, all rights of property in, and all risks of loss or damage or destruction to Chips or Pulplogs shall pass to Buyer as follows:
(a)
for Chips, when the Chips have been fully loaded into a scow and the master of the tug of Buyer’s towing agent has placed a line aboard the fully loaded scow with the intention of removing such scow from the scow moorings at the facility from which such Chips are delivered; and

(b)	for Pulplogs, when the Pulplogs arrive at a Point of Sale and are invoiced and accepted in satisfactory condition.
10.	COVENANTS

10.1.	Covenants of Buyer
Buyer will:
(a)
cause its directors, officers, employees, agents and contractors, while on the premises of Seller, to comply with all rules and regulations of Seller of general application and, subject to Section 12.3, indemnify and hold harmless Seller and its directors, officers, employees, agents and contractors from and against any loss, damage, liability, claim or action incurred or sustained, to the extent attributable to a breach of such rules and regulations or to any negligent or wilful act of Buyer or any of its directors, officers, employees, agents or contractors;

(b)
comply with all applicable laws, regulations, rules and governmental restrictions and maintain in good standing all licences, permits and approvals from any and all governments, governmental commissions, boards or agencies applicable to the performance of its obligations hereunder, and

(c)
ensure that any scows that are used to deliver Chips purchased by Buyer under this Agreement are covered by comprehensive general liability insurance to cover loss or damage to person, property and Chips arising from actions related to buyer’s duties to arrange for the delivery of Chips under this Agreement with limits of coverage to be not less than $2,000,000 (reviewed every five years and adjusted for inflation and other reasonable factors) inclusive of bodily injuries or property damage for each occurrence.

10.2.	Covenants of Seller
Seller will:
(a)
while any director, officer, employee, agent or contractor of Buyer is on the premises of Seller, cause the employees, agents and contractors of Seller and its subsidiaries to comply with all rules and regulations of Seller applicable to them and, subject to Section 12.3, indemnify and hold harmless Buyer and its directors, officers, employees, agents and contractors from and against any loss, damage, liability, claim or action incurred or sustained to the extent attributable to a breach of such rules and regulations or to any negligent or wilful act of Seller or any of its directors, officers, employees, agents or contractors;

(b)
comply with all applicable laws, regulations, rules and governmental restrictions and maintain in good standing all licences, permits and approvals from any and all governments, governmental commissions, boards or agencies applicable to the performance of its obligations hereunder;

(c)
during the term of this Agreement, maintain comprehensive general liability insurance to include its liabilities hereunder for loss or damage to persons, property and Chips for which it is responsible with limits of coverage to be not less than $2,000,000 (reviewed every five years and adjusted for inflation and all other reasonable factors) inclusive of bodily injuries or property damage for each occurrence, and will provide Buyer reasonable evidence of such insurance from time to time upon Buyer’s reasonable request; and

(d)
co-operate with Buyer in providing information as reasonably required by Buyer with respect to forest management performance on the Timber Tenures to support Buyer’s fibre supply services, audits and certification standards, where applicable.

10.3.	Certificate of Officer
Buyer may, after the end of a Contract Year, give a notice to Seller requesting Seller to provide a certificate of the President or Chief Financial Officer of Seller verifying as to whether Seller has complied with its obligations under this Agreement, including confirmation of:
(a)	the volume of Pulplogs harvested from the Timber Tenures for the Contract Year;
(b)	the volume of Chips and whole-log chips produced from the Stag Mill and Small Log Mill during the Contract Year; and
(c)	a reconciliation of the sawlogs offered under Section 2.2 in the Contract Year and the volume of Chips provided in exchange for such sawlogs in the Contract Year;
and Seller will, not later than the 40th Business Day after the day such notice is given, provide such certificate in a form satisfactory to Buyer, acting reasonably. Seller will, within a reasonable time after receipt of a notice from Seller with respect thereto, provide Buyer with reasonable access to the Stag Mill and Small Log Mill and production and other operation records relating thereto in order to permit Buyer to verify the information contained in the certificate described in this Section.

11.	DEFAULT
11.1.	Event of Default
An event of default (“Event of Default”) will exist with respect to a party if such party has committed a material default in the performance of its obligations hereunder, notice has been given to such party by the other party specifying the default and such default remains unremedied, and:
(a)
more than 15 Business Days have elapsed since the giving of such notice in the case of a default in respect of which the defaulting party might by the exercise of reasonable diligence have remedied the default; or

(b)	in the case of a default that could not, by the exercise of reasonable diligence, be remedied within the period described in Subsection 11.1 (a), the earlier of:
(i)	the day on which the defaulting party fails or refuses to act diligently to remedy the default; and
(ii)	the day on which it becomes evident to the other party, acting reasonably, that such default will not be remedied in a reasonably timely manner regardless of the actions taken by such party.
11.2.	Remedies
At any time while an Event of Default exists with respect to a party, the other party may exercise any right or remedy available to it, at law or in equity, and may without prejudice to any other right or remedy, terminate this Agreement by notice to the other party to that effect, effective on a date specified in such notice, which date shall be not earlier than the date on which such notice is given.
11.3.	Consequential Damages
Any liability of either party to the other for breach of this Agreement or for negligence of its directors, officers, employees, agents and contractors will not extend to, or include liability for, loss of profits or contribution, loss of use of property or other consequential damages.
12.	DISPOSITIONS
12.1.	Dispositions by Seller
Seller will not, without the prior written consent of Buyer (which will not be unreasonably withheld):
(a)
sell, transfer or otherwise dispose of a material part of the Seller’s Facilities except to a purchaser, transferee or assignee (an “Assignee”) that has agreed, as a condition of such purchase, to be bound by the terms of this Agreement, such agreement to be evidenced by the Assignee entering into such formal agreements as Buyer may reasonably require and which will give effect to an assignment by Seller to the Assignee of an interest in this Agreement to the extent required by such assignment; or

(b)
sell, transfer or otherwise dispose of any of the Timber Tenures or grant any harvest rights in respect of the Timber Tenures or enter into any log or timber sale arrangements with respect to the Timber Tenures which would result in a reduced volume of logs being processed through Seller’s Facilities unless the purchaser, transferee or assignee or holder of such harvest rights or purchaser of such logs or timber enters into an agreement in such form as Buyer may reasonably require to ensure that the Pulplogs included in the harvest under the Timber Tenures and the Chips produced from processing such harvest, timber or logs, or an equivalent volume, will be available to Buyer on the terms and conditions of this Agreement; or

(c)
mortgage, charge, grant a security interest in or otherwise encumber a material part of the Seller’s Facilities or Timber Tenures except by way of an assignment of proceeds payable to Seller under this Agreement or in accordance with Section 12.3.

For the purposes of this Section, a government imposed reduction in allowable annual cut under a Timber Tenure will not be considered to be a disposition.
12.2.	Material Part
For the purposes of this Article a “material part of the Seller’s Facilities” means any portion of the Seller’s Facilities the disposition of which would materially affect the ability of Seller to fulfil the terms of this Agreement or could reasonably be expected to result in a reduction in the volume of Chips available to Buyer under this Agreement. For the purposes of determining the application of Section 112.1 to a disposition of any part of the Seller’s Facilities:
(a)	a series of transactions that could reasonably be viewed as related will be considered as a single disposition; and
(b)
any exchange of assets in which any part of the Seller’s Facilities are disposed of but are replaced concurrently with other assets that become part of the Seller’s Facilities will not constitute a disposition of a material part of the Seller’s Facilities if, as a result of such exchange, the ability of Seller to fulfil the terms of this Agreement and the volume of Chips available to Buyer under this Agreement is not materially affected.

Seller may, at its option, notify Buyer of any transaction Seller proposes to enter into that involves the acquisition or disposition of any facility that is or could be used in connection with Seller’s wood processing business and any notice given by Seller to Buyer under this Section may include a request that Buyer advise Seller of Buyer’s position regarding the application of Section 12.1 to the proposed transaction, including whether or not an asset is a material part of the Seller’s Facilities and whether or not any draft agreement proposed by Seller under Section 12.1 meets Buyer’s reasonable requirements. Buyer agrees to respond promptly (and in any event not more than 15 Business Days after receipt of such notice) to any such request made by Seller and failure of Buyer to respond during such period will be deemed to be confirmation that Buyer does not consider Section 12.1 to apply to such transaction.

12.3.	Lender Status
Any mortgage, charge, security interest or other encumbrances (each an “Encumbrance”) granted over a material part of the Seller’s Facilities or Timber Tenures or this Agreement, or one or more Encumbrances which in the aggregate constitute an Encumbrance over a material part of the Seller’s Facilities or Timber Tenures or this Agreement, will be subject to the condition that the holder of such Encumbrance or Encumbrances, enters into an agreement with Buyer in a form satisfactory to it acting reasonably that is effective to ensure that, to the extent permitted by law, any sale or other disposition of any of the Seller’s Facilities or Timber Tenures arising out of the enforcement of the Encumbrance will be made only in accordance with Section 12.1 and, to the extent permitted by law, pending any such disposition, any receiver, receiver-manager or other person appointed under the Encumbrance will be bound by the terms of this Agreement.
12.4.	Breach
A breach by Seller of Section 12.1 could result in irreparable harm to Buyer for which Buyer could not adequately be compensated by monetary award and, accordingly, Seller agrees that in the event of any such breach, in addition to all other remedies available to Buyer at law or in equity, Buyer will be entitled as a matter of right to apply to a Court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate, to ensure compliance with Section 12.1.
12.5.	Release of Seller
Any assignment made under Section 12.1 will not release Seller from any of its obligations under this Agreement unless the assignee has assumed and become bound by the obligations of the Seller under this Agreement and Buyer expressly consents to such a release, which consent may be withheld unless Buyer is satisfied, acting reasonably, of the assignee’s ability to fulfil the terms of this Agreement on a long term basis. If Buyer does not provide a release at the time of an assignment, Seller may at any time after the first anniversary of such assignment and not more frequently than on each anniversary date thereafter, request that Buyer provide such a release to Seller and Buyer will not refuse to provide such a release to Seller if it is satisfied, acting reasonably, of the Assignee’s ability to fulfil the terms of this Agreement on a long-term basis.
12.6.	Assignment by Buyer
Buyer may not assign all or any portion of its interest in this Agreement, without the prior written consent of Seller (which consent Seller will not unreasonably withhold) except that Buyer may do so without such consent in the following circumstances:
(a)	as a result of the granting by Buyer of a security interest over all or substantially all of its assets; or
(b)
to a purchaser of any material interest in a Mill if the purchaser enters into an agreement with Seller confirming that the purchaser is bound by this Agreement (with such changes as may be required to contemplate the addition or substitution of the purchaser as a party) to the extent of such assignment and upon any such assignment Buyer will be released from its obligations under this Agreement to the extent they relate to the subject matter of the assignment.

13.	FORCE MAJEURE AND CURTAILMENT
13.1.	Affecting Buyer
If, at any time while this Agreement is in force, the operation of the pulp or paper production facilities or Chip unloading facilities at any Mill is shut down or curtailed, or Buyer is prevented from taking delivery of Chips, due to weather conditions, fire, strike or other labour disruptions, lockout, sabotage, shipwreck, riot, war, flood, extraordinary breakdown, explosion, laws or regulations, Court order, act of any government body or agency, act of God, blockade, civil commotion or disobedience (lawful or unlawful), as a result of excessive inventories or for any reason whether similar or dissimilar to the foregoing which Buyer considers sufficient to justify curtailing or shutting down such operations, then Buyer may, without liability, discontinue or curtail the purchase and acceptance of deliveries of Chips or Pulplogs from Seller for the period of such shutdown or curtailment.
13.2.	Market Conditions
If, at any time while this Agreement is in force, market conditions in respect of the sale of pulp or paper are such that the operation of the pulp or paper production facilities or Chip unloading facilities at any Mill is shut down or curtailed, Buyer, without liability, may discontinue or curtail the purchase and acceptance of deliveries of Chips or Pulplogs from Seller for the period of such shutdown or curtailment.
13.3.	Proportionate Curtailment
If Buyer curtails its purchases pursuant to Section 13.1 or 13.2, it will do so on a proportionate basis, so that the volume of Chips purchased by Buyer from Seller under this Agreement in any month during such curtailment will be not less than a volume equal to the result obtained when:
(a)	the actual volume of Chips (of the same species mix and quality as are delivered by Seller pursuant to this Agreement) that are delivered to the Mills in such month is divided by;
(b)	the total volume of such Chips that Buyer, acting reasonably and in good faith, estimates would have been delivered to the Mills in such month if no curtailment had occurred;
multiplied by:
(c)
the average monthly volume of such Chips purchased by Buyer from Seller under this Agreement during each of the six months preceding the period of curtailment, excluding any previous period of curtailment;

and during such period of curtailment Buyer will assist and co-operate with Seller to minimize the detrimental effects of such curtailment on the Seller’s Facilities except that Buyer will not be required to incur any cost in respect thereof.

13.4.	No Cumulative Obligation
Where Buyer curtails or discontinues its purchases pursuant to Section 13.1 or 13.2, it will not be obliged, following the discontinuance or curtailment, to purchase any additional volumes to make up for such discontinuance or curtailment of purchases.
13.5.	Alternative Disposition
Seller may, during or after a discontinuance or curtailment of Chip purchases pursuant to Section 13.1 or 13.2 dispose of, as it sees fit, any of the Chips produced by Seller that would have been purchased by Buyer pursuant to this Agreement but for such discontinuance or curtailment, except that:
(a)
Seller will, before entering into any agreement to dispose of any of such Chips, give notice to Buyer of its intention to do so, and Seller will not dispose of such Chips if, within 5 Business Days after the day such notice is given by Seller, Buyer gives a notice to Seller, that Buyer will purchase such Chips upon production;

(b)	Seller will not enter into any agreement concerning the disposition of Chips that would conflict with Buyer’s right to resume the purchase of Chips under this Agreement; and
(c)
Buyer may, after the end of the discontinuance or curtailment, purchase any of such Chips that have not been disposed of and which are stockpiled, by delivering not less than 10 Business Days’ notice to Seller

(i)	stating the quantity of such stockpiled Chips that it wishes to purchase under this Agreement,
(ii)	stipulating a rate of delivery of Chips that will not interfere with the efficiency of the Seller’s Facilities at which such Chips are located, and
(iii)	confirming that Buyer will take the risk of any impairment of the quality of the Chips resulting from the stipulated rate of delivery.
If and to the extent requested by Buyer in a notice to purchase any Chips given pursuant to Section 13.5(a), Seller will store all or any of such Chips at the Seller’s Facility at which they are produced until the discontinuance or curtailment ends, except that if Chip inventories at such Seller’s Facility during the discontinuance or curtailment impair Seller’s operations, then Buyer agrees to accept delivery in a timely manner of such volume of Chips as is necessary to relieve such impairment.
13.6.	Credit to Volume Commitments (Buyer)
For the purposes of calculating volumes of Chips sold by Seller to Buyer hereunder and, in particular for the purpose of determining compliance with the volume commitments made herein, Buyer will be deemed to have purchased any volume of chips that is the subject of a notice given by Seller under Subsection 13.5(a) but not purchased by Buyer under Subsections 13.5(a) or (c) up to the maximum volume of Chips to be purchased by Buyer from the applicable Seller’s Facility under Section 2.1.

13.7.	Affecting Seller
If, at any time while this Agreement is in force, Seller shuts down or curtails the operation of any or all of the Seller’s Facilities due to:
(a)
weather conditions, fire, strike or other labour disruptions, lockout, sabotage, shipwreck, riot, war, flood, extraordinary breakdown, explosion, laws or regulations, Court order, act of any government body or agency, act of God, blockade, civil commotion or disobedience (lawful or unlawful) or other reason beyond the control of Seller; or

(b)	Buyer reducing or discontinuing its purchases of Chips under Sections 13.1 or 13.2; or
(c)	any other reason not referred to in Subsection 13.7 (a) or (b) which Seller considers sufficient to justify curtailing or shutting down its operations, then Seller may, without liability, discontinue or curtail the production and delivery of Chips to Buyer. If Seller discontinues or curtails deliveries of Chips from the Small Log Mill pursuant to Subsection (c) of this Section, it will do so in no greater proportion that it curtails deliveries of Chips from the Small Log Mill to third party purchasers of Chips from the Small Log Mill.
13.8.	Credit to Volume Commitments (Seller)
During periods where the Seller has discontinued the production of Chips at the Stag Mill or Small Log Mill due to a curtailment by Seller under Section 13.7, credits to the volume commitments of Seller under Subsections 2.1(a) and (b) of this Agreement will apply in the following circumstances for the purpose of determining compliance with those volume commitments:
(a)
where the discontinuance relates to a curtailment of the operation of the Stag Mill, Seller will be credited with having sold Buyer a volume of Chips calculated on the basis of a monthly average rate of delivery of 2083 Volumetric Units of Chips during the period of curtailment except that any volume credits which arise in a Contract Year due to a curtailment of the Stag Mill under Subsection 13.7(c) shall not be considered to reduce the volume of Chips to be sold to Buyer under Subsection 2.1(a) for the purpose of determining the volume of sawlogs to be offered to Seller under Section 2.2;

(b)
where the discontinuance relates to a curtailment of the operation of the Small Log Mill, Seller will be credited with a volume of Chips calculated on the basis of a monthly average rate of delivery of and 2500 Volumetric Units of Chips during the period of curtailment.

If the parties are unable to agree on any matter under this Section, the matter may be referred by either party for determination by arbitration under this Agreement.

13.9.	Advance Warning
Buyer and Seller will give to each other as much advance notice as is reasonably possible of scheduled shutdowns or curtailments and prompt notice of unexpected shutdowns or curtailments affecting the delivery or acceptance of Chips or Pulplogs hereunder, stating the nature, date of commencement anticipated, duration and estimated effect of the event. The inadvertent failure to give notice under this Section will not preclude any party from receiving any relief or credit provided for in this Article.
14.	ARBITRATION
14.1.	Arbitration
Except in the case of a Major Dispute, any dispute between the parties arising under this Agreement will be submitted for determination by an arbitrator agreed to by the parties, and if no agreement is reached within two Business Days after either party institutes such process by notice to the other party, the arbitrator will be appointed pursuant to the laws governing commercial arbitrations in British Columbia and the decision of the arbitrator, including any decision as to costs, will be final and binding on the parties, but will not be a precedent in any subsequent arbitration under this Agreement.
Except as expressly provided herein, all arbitrations will be conducted according to the laws governing commercial arbitrations in British Columbia.
14.2.	Timely Decisions
A dispute referred to arbitration will be dealt with on an expeditious basis with both parties using all commercially reasonably efforts to obtain and implement a timely decision of the arbitrator who will have the authority to award treble costs of the arbitration proceedings against any party which does not, in the judgment of the arbitrator, act in accordance with this Section.
14.3.	Period of Exclusivity
Either party may:
(a)
at any time after a dispute referred to arbitration hereunder has been outstanding for 20 Business Days, calculated from the day the initial notice of dispute in respect thereof is given, commence proceedings in the Supreme Court of British Columbia to have the dispute determined therein, whereupon all arbitration proceedings will terminate except that no such proceedings may be commenced unless such party has determined, acting reasonably and in good faith, that such Court proceedings are reasonably likely to resolve the matter in dispute in a manner that is more timely or less costly, or both, than would be the case if the arbitration proceeding continued; or

(b)
during any arbitration hereunder apply to a court of competent jurisdiction for any remedy that is beyond the jurisdiction of the arbitrator to grant and which a party reasonably requires in order to maintain its rights under this Agreement.

15.	MISCELLANEOUS

15.1.	Custom Cutting
Chips produced at the Stag Mill from custom cutting third party logs may be sold by Seller to Buyer under this Agreement. Seller will use all reasonable efforts to arrange custom cutting of third party logs in a manner whereby Seller acquires the Chips produced therefrom. Subject to this obligation, Seller may custom cut third party logs at the Stag Mill without the chips produced therefrom being offered for sale to Buyer hereunder as long as Buyer has been offered a reasonable opportunity to have its logs custom cut at the Stag Mill on terms and conditions not less advantageous than those offered to any third party.
15.2.	Custom Chipping
Seller may custom chip third party logs (without any lumber component retained by the third party) at Seller’s whole log chipping facility and the whole-log chips produced therefrom will not be required to be offered for sale to Buyer hereunder.
15.3.	Hog Fuel
Seller will sell, and Buyer will purchase, subject to force majeure and curtailment rights provided for herein, a volume of Hog Fuel (as defined in, and having the specifications applicable from time to time under, the First Rights Agreement) produced at the Stag Mill and Small Log Mill that bears the same proportion to the entire volume of Hog Fuel produced at the Stag Mill and Small Log Mill as the volume of Chips produced at the Stag Mill and Small Log Mill and sold to Buyer under this Agreement bears to the entire volume of Chips produced at the Stag Mill and Small Log Mill (all calculated on an annual basis). Such purchase will be made on the basis of the (***) for Hog Fuel (***).
15.4.	Sawdust
Seller will sell, and Buyer will purchase, subject to force majeure and curtailment rights provided for herein, a volume of Sawdust (as defined in, and having the specifications applicable from time to time under, the First Rights Agreement) produced at the Stag Mill and Small Log Mill that bears the same proportion to the entire volume of Sawdust produced at the Stag Mill and Small Log Mill as the volume of Chips produced at the Stag Mill and Small Log Mill and sold to Buyer under this Agreement bears to the entire volume of Chips produced at the Stag Mill and Small Log Mill (all calculated on an annual basis). Such purchase will be made on the basis of the (***) for Sawdust (***).
15.5.	Periodic Review
During the two month period prior to the end of the 3rd Contract Year of this Agreement, the parties will review the chip recovery factors applicable at the Stag Mill and Small Log Mill and establish a chip recovery factor for each of the Stag Mill and Small Log Mill as at the end of that Contract Year which will constitute the base chip recovery factors (“Base CRF”) upon which the (***) Volumetric Unit annual volume of Chips for the Stag Mill under Subsection 2.1(a) and the (***) Volumetric Unit annual volume of Chips for the Small Log Mill under Subsection 2.1(b) are based.

During the two month period prior to the end of the 8th Contract Year and every 5th Contract Year thereafter, the parties will review the chip recovery factor applicable at the Stag Mill and Small Log Mill at that time. If such review indicates that the chip recovery factors at the Stag Mill or Small Log Mill have changed since the last review under this Section, then the annual volume of Chips to be purchased and sold under Subsections 2.1(a) or (b) will change effective at the commencement of the next Contract Year as follows:
(a)
where there is a change in the chip recovery factor of the Stag Mill, the volume of Chips to be purchased and sold from the Stag Mill under Subsection 2.1(a) will change to the result obtained by multiplying (***) Volumetric Units by a fraction which has the new chip recovery factor as the numerator and the Base CRF for the Stag Mill as the denominator;

(b)
where there is a change in the chip recovery factor of the Small Log Mill, the volume of Chips to be purchased and sold from the Small Log Mill under Subsection 2.1(b) will change to the result obtained by multiplying (***) Volumetric Units by a fraction which has the new chip recovery factor as the numerator and the Base CRF for the Small Log Mill as the denominator.

If the parties disagree as to the change in the chip recovery factor for either the Stag Mill or the Small Log Mill, either party may refer the issue for arbitration under this Agreement for determination.
16.	GENERAL
16.1.	Maintenance of Records
Each party will maintain detailed records of:
(a)
all measurements and tests made by it by reference to which, pursuant to this Agreement, the performance of an obligation by either party is measured or the extent of an obligation that either party is to perform is calculated; and

(b)	all costs incurred by it for which it is, pursuant to this Agreement, entitled to be reimbursed in whole or in part by the other party;
and will make such records available to the other party for inspection at all reasonable times.
16.2.	No Other Representations
No director, officer, employee or agent of either party has any authority to make any representation, warranty or covenant not contained in this Agreement, and each party agrees that it has executed this Agreement without reliance upon any such representation or promise.
16.3.	Waiver and Consent
No consent or waiver, express or implied, by either party to or of any breach or default by the other of any or all of its obligations under this Agreement will:
(a)	be valid unless it is in writing an stated to be a consent or waiver pursuant to this Section;
(b)	be relied on as a consent to or waiver of any other breach or default of the same or any other obligation;

(c)	Constitute a general waiver under this Agreement
(d)	eliminate or modify the need for a specific consent or waiver pursuant to this Section in any other or subsequent instance.

16.4.	Amendments
This Agreement may not be amended except by written document signed by all parties to this Agreement.
16.5.	Notices
Any notice, document or communication required or permitted to be given hereunder shall be in writing and delivered by hand or facsimile transmission to the party to which it is to be given as follows:
To Buyer:
Norske Skog Canada Limited
16th Floor, 250 Howe Street
Vancouver, British Columbia
Attention: Corporate Secretary
Facsimile No.: (604) 654-4254
To Seller:
Teal-Jones Group
17897 Triggs Road
Surrey, British Columbia
Attention: Corporate Secretary
Facsimile No.: (604) 581-4104
or to such other address as either party may in writing advise by notice given in accordance with this Section. Any notice, document or communication will be deemed to have been given, if delivered, on the next Business Day after the day of delivery, and if sent by facsimile transmission, on the first Business Day after the day of transmittal.
16.6.	Time

Time shall be of the essence of this Agreement.

16.7.	Further Assurances
Each of the parties shall, at its own expense and without expense to the other, execute and deliver all such further documents and do such further acts and things as the other reasonably requests to evidence, carry out and give full force and effect to the intent of this Agreement.

16.8.	Confidentiality
Neither party will disclose any terms or conditions of this Agreement to any person who is not a director, officer employee or bona fide authorized representative of the party without the prior written consent of the other party except:
(a)	if such party determines, acting reasonably, that disclosure is required by law or during the course of its business; and
(b)	if such disclosure is not required by law it is made under terms that restrict further disclosure to the extent necessary to protect the interests of the other party.
16.9.	Enurement
This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
IN WITNESS WHEREOF the parties have executed this Agreement the day and year written on the first page hereof.
NORSKE SKOG CANADA LIMITED
as managing partner for and on behalf of
NORSKECANADA

Per:

Per:

TEAL-JONES GROUP by its partners

TEAL CEDAR PRODUCTS LTD.

Per:

Per:

COLUMBIA RIVER SHAKE & SHINGLE LTD.

Per:

Per:

SCHEDULE A

CHIP SPECIFICATIONS
1.	Chips will be produced from sound, bright, bark-free wastewood such as logs, log-trim, sawmill wastewood or green veneer.
2.
Chips will be clean, screened, of approximately uniform length and thickness, clean-cut, and free from objectionable material of any kind that may adversely affect either the pulp quality or the pulping process and equipment, including, rocks, sand, silt, coal, coal dust, hog fuel, rot or bark in excess of the amount permitted, plastic or related materials, creosote or other treated wood, burned material, soot, char, dried veneer or glue, or tramp metal, any toxic or hazardous chemical including polychlorobiphenylsl (PCB’s), pentachlorophenols (PCP’s) or any material linked to the formation of any dioxin or furan compound, or any material that is likely to pose a health or safety risk.

3.	Chips will be cut to a nominal length of 12.7 mm to 31.75 mm, in order to meet the following standards:
(a)	not more than 5% true oversize consisting of Chips exceeding 45 mm in length or an unfractured thickness of 10 mm in thickness or both (“true overs”)
(b)	a minimum of 87% of chips retained on a 7 mm round hole screen (not including true overs);
(c)	a maximum of 7% Chips, pin chips, fines and sawdust passing through a 7 mm round hole screen and retained on a 3 mm round hole screen;
(d)	a maximum of 0.5% Chips, pin chips, fines and sawdust passing through a 3 mm round hole screen;

(e)	a maximum of 0.5% bark; and

(f)	a maximum of 0.5% rot.
Samples taken from any one load of Chips are to meet the foregoing standards.

SCHEDULE B

PULPLOG SPECIFICATIONS
A.	Definitions
A log:
(a)
which is of the hemlock, balsam, fir, spruce, cypress, red cedar species or other species acceptable to Buyer and has a length not less than 3.0 metres and a top radius not less than 5 centimetres (subject to changes to Ministry of Forests utilization standards or the ability of Buyer to specify a lower length or smaller top radius); and

(b)	which has less than 75% lumber recovery and of which 50% or more of the gross scale is firm wood;
except:
(c)
a log that meets the above specifications but which Seller determines, acting reasonably and bona fide in a manner consistent with the intent of this Agreement, and following generally accepted industry practices for coastal British Columbia forestry operations, is appropriate to be processed as other than a Pulplog and is processed at either:

(i)	a Seller’s Facility; or
(ii)	a sawmill or other wood processing facility from which the wood chips produced are sold or offered for sale to Buyer under this Agreement at a price which is no higher than the Coast Chip Price.
The parties agree that from time to time the above definition will be reviewed and revised to meet generally accepted industry practices for coastal British Columbia in place at that time.
B.	Specifications

1.	All Pulplogs to be bucked at both ends and delimbed.

2.	Parcels to be sorted by species:
(a)	hemlock/balsam which may contain up to 5% spruce;

(b)	spruce; or

(c)	Douglas fir; or

(d)	cypress; or

(e)	red cedar;

(f)	interior spruce, pine and subalpine fir;

(g)	other species acceptable to Buyer.
3.	Pulplogs to be free of shape defects to allow for effective debarking.
4.	Hemlock/balsam Pulplogs will be sorted two ways by butt diameter as specified by Buyer in writing from time to time which specifications may vary by location.

SCHEDULE C

SAWLOG OFFER TERMS
Offers of sawlogs for sale to Seller under Section 2.2 will be made on the following basis:
1.	logs offered will be sawlogs of the quality and sort specifications that conform to industry standards in coastal British Columbia;
2.
logs will be offered for sale at the Vancouver Log Market Price F.O.B. Howe Sound unless otherwise agreed by Seller and the log seller and payment terms will be consistent with the payment terms for Pulplogs under Section 7.3;

3.
Seller will be required to purchase boomsticks at their fair market value upon payment for a Parcel of logs and Seller will otherwise comply with boomgear deposit and return practices and procedures in accordance with generally accepted industry practices in effect at the relevant time.

4.
Scaling will be done in accordance with the Ministry of Forests’ applicable policies and industry standards, scaling expenses will be shared equally by Seller and the log seller and, if either Seller or the log seller disputes the result of a scaling of a Parcel, it may cause a checkscaling to occur in accordance with the following provisions, the result of which will be binding on the parties and not subject to arbitration:

(a)
such party (the “Disputing Party”) will notify the other party, before the Parcel is broken down or dewatered, of its intention to cause a checkscaling, and will name one independent, licenced scaler to perform the checkscaling;

(b)
within two business days after the date of receipt of such notice, the other party will, by notice to the Disputing Party, name one independent, licenced scaler to also perform a checkscaling, failing which the checkscaling will be performed by the scaler named by the Disputing Party;

(c)	each party will take all reasonable steps to ensure that the checkscaling is carried out in a prompt and efficient manner;
(d)	each party may inspect the Parcel before breakdown or dewatering to determine if losses occurred during transportation or handling as well as inspect checkscaling and log handling practices;
(e)
if the value determined with reference to any checkscale does not differ by more than 3% of the value determined with reference to the original scale, excluding boomsticks and gear in both cases, no adjustment will be made and all expenses incurred relating to the checkscale, including towing, handling and scaling, will be paid by the Disputing Party;

(f)
if clause (e) does not apply, the value determined with reference to the original scale will be adjusted to equal the average of the two checkscales or, if only one scaler was named, to equal the single checkscale, and the checkscale expenses described in clause (e) will be shared equally by the parties.

5.	logs will be properly and securely bundled in intact Parcels which are fit for safe coastal towing.